Exhibit H

          Proposed Form of Federal Register Notice

     SECURITIES AND EXCHANGE COMMISSION

     (Release No. 35-_____)

     Filings under the Public Utility Holding Company Act of
1935, as amended ("Act")

     June __, 2002

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by June __, 2002 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After June __, 2002, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                *    *     *     *     *    *

     ENTERGY CORPORATION (70-9749)

     Entergy Corporation, a Delaware corporation
("Entergy"), 639 Loyola Avenue, New Orleans, Louisiana
70113, has filed an application-declaration pursuant to Sections 6(a), 7, 9(a), 10 and 12(c) of the Public Utility
Holding Company Act of 1935, as amended (the "Act"), and
Rules 46, 52 and 62 thereunder.

     By order of the Commission dated April 3, 2001 (Holding Co. Act Release No. 35-27371) (the "2001 Order"), Entergy has authority to issue and sell through June 30, 2004 short-term debt in the form of notes to banks or commercial paper that in the aggregate will not exceed an outstanding principal amount of $1.5 billion.

     Entergy is seeking approval through Post-Effective
Amendment No. 1 to File No. 70-9749 to issue and sell through June 30, 2004 additional unsecured short-term indebtedness having maturities of one year or less in an aggregate principal amount at any time outstanding not to exceed $2 billion.

     Entergy will use the proceeds from the financings authorized by the Commission in File No. 70-9749 for general corporate purposes, including (i) financing, in part, investments by and capital expenditures of Entergy and its Subsidiaries, (ii) the repayment, redemption, refunding or purchase by Entergy of any of its securities pursuant to Rule 42, and (iii) financing working capital requirements of Entergy and its Subsidiaries.